Filed Pursuant to Rule 424(b)(2)
Registration No. 333-143472

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum	Amount of
Securities to be	Aggregate	Registration
Registered	Offering Price	Fee(1)
$300,000,000 First Mortgage Bonds, 6.10% Series, Due April 15, 2019	$300,000,000	$16,740

(1) Calculated pursuant to Rule 457(r) under the Securities Act at the statutory rate of $55.80 per $1,000,000 of securities registered and relating to the Registration Statement on Form S-3 ASR (No. 333-143472) filed by Portland General Electric Company on June 4, 2007.

Prospectus supplement to prospectus dated June 1, 2007

Portland General Electric Company

$300,000,000 First Mortgage Bonds,
6.10% Series, Due April 15, 2019

We are offering $300,000,000 aggregate principal amount of First Mortgage Bonds, 6.10% Series, due April 15, 2019 (the “Bonds”). We will pay interest on the Bonds on April 15 and October 15 of each year, beginning October 15, 2009. The Bonds will mature on April 15, 2019. The Bonds will be our senior secured obligations and will be secured, equally and ratably with all of our other first mortgage bonds now outstanding or hereafter issued under our Mortgage, by a first mortgage lien on substantially all of our now owned or hereafter acquired tangible utility property (except cash, securities, accounts receivable, motor vehicles, materials and supplies, fuel, certain minerals and mineral rights, property located outside of the states of Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada, and Alaska, and certain other property) subject, however, to certain permitted encumbrances and limited exceptions.

We may redeem the Bonds at any time and from time to time, in whole or in part, as described in this prospectus supplement under the caption “Description of the Bonds—Optional Redemption.”

The Bonds will not be listed on any securities exchange or included in any automated quotation system. Currently, there is no public market for the Bonds. Please read the information provided under the caption “Description of the Bonds” in this prospectus supplement for a more detailed description of the Bonds.

Investing in the Bonds involves risk. See “Risk Factors” beginning on page S-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Bond	Total

Public offering price	99.926%	$299,778,000
Underwriting discounts and commissions	0.65%	$1,950,000
Proceeds, before expenses, to Portland General Electric Company	99.276%	$297,828,000

The public offering price set forth above does not include accrued interest, if any. Interest on the Bonds will accrue from April 16, 2009.

Joint Book-Running Managers

Deutsche Bank Securities	Wachovia Securities

Co-Managers

Banc of America Securities LLC
BNY Mellon Capital Markets, LLC
U.S. Bancorp Investments, Inc.

The date of this prospectus supplement is April 13, 2009.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a Registration Statement on Form S-3, dated June 1, 2007.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “PGE,” “we,” “us,” and “our” or similar terms are to Portland General Electric Company.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information, including “Risk Factors,” herein, in our annual report on Form 10-K for the year ended December 31, 2008, in our Current Reports on Form 8-K, which we filed with the SEC on January 16, 2009, January 28, 2009, and March 6, 2009 (with respect to Item 8.01 and Exhibits 1.1, 5.1, and 23.1 thereto), and in our financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility engaged in the generation, purchase, transmission, distribution, and retail sale of electricity in the state of Oregon. We operate as a cost-based, regulated electric utility. Our revenue requirements are determined based upon the forecast cost to serve retail customers, including an opportunity to earn a reasonable rate of return. We also participate in the wholesale market by purchasing and selling electricity and natural gas to utilities and energy marketers in order to balance our supply of power to meet the needs of retail customers and manage our net variable power costs. We operate as a single segment, with revenues and costs related to our business activities maintained and analyzed on a total electric operations basis.

PGE was incorporated in 1930 and is publicly owned, with its common stock listed on the New York Stock Exchange under the ticker symbol “POR.”

Our principal executive offices are located at 121 SW Salmon Street, Portland, Oregon 97204. Our telephone number is (503) 464-8000. Our web site is www.portlandgeneral.com. Information contained on our web site does not constitute a part of this prospectus.

The foregoing information about us is only a general summary and is not intended to be comprehensive. For additional information about PGE, you should refer to the information described under the caption “Where You Can Find More Information.”

The Offering

Issuer	Portland General Electric Company

Securities Offered	We are offering $300,000,000 aggregate principal amount of First Mortgage Bonds, 6.10% Series, Due April 15, 2019.

Maturity	The Bonds will mature on April 15, 2019.

Interest Rate	6.10% per year.

Interest Payment Dates	Interest on the Bonds will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2009.

Ranking	The Bonds will be senior secured obligations of the Company and will be secured equally and ratably with all other first mortgage bonds now outstanding or hereafter issued under our Mortgage. Subject to limits contained in our Mortgage that are described herein, we may from time to time, without the consent of existing holders of Bonds, create and issue additional series of bonds under the Mortgage (as defined below under “Description of the Bonds”).

Collateral	The Bonds will be secured by a first lien on substantially all of the Company’s now owned or hereafter acquired tangible utility property (except cash, securities, accounts receivable, motor vehicles, materials and supplies, fuel, certain minerals and mineral rights, property located outside of the states of Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada, and Alaska, and certain other property), subject, however, to certain permitted encumbrances and limited exceptions.

Ratings	The Bonds are expected to be rated A by Standard & Poor’s Ratings Services and Baa1 by Moody’s Investors Service. A rating represents the rating agency’s opinion of an obligor’s overall financial capacity to pay its financial obligations (its creditworthiness). A rating is not a recommendation to purchase, sell, or hold a financial obligation, as it does not comment on market price or suitability for a particular investor. Ratings may be changed, suspended, or withdrawn as a result of changes in, or unavailability of, information about the issuer, or based on other circumstances.

Optional Redemption	We may redeem the Bonds at any time, in whole or in part, upon no less than 30 and no more than 60 days prior written notice at a redemption price equal to the greater of (i) 100% of the principal amount of such Bonds to be redeemed or (ii) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest due on the Bonds to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below under “Description of the Bonds—Optional Redemption”) plus 50 basis points, plus in each case accrued interest to the date of redemption.

No Sinking Fund	The Bonds will not be subject to a sinking fund.

Use of Proceeds	The net proceeds from the sale of the Bonds, after deducting the underwriting discount and estimated expenses, will be approximately $297 million. The net proceeds from the sale of the Bonds will be used for general corporate purposes that are permitted under the Oregon Public Utility Commission Order relating to this offering. General corporate purposes will include funding capital expenditures and refinancing approximately $142 million of our Pollution Control Bonds due 2033 with interest rates between 5.2% and 5.45% to May 1, 2009.

Book-Entry	The Bonds will be represented by one or more global securities registered in the name of and deposited with or on behalf of The Depository Trust Company (“DTC”) or its nominee. Beneficial interests in the Bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through DTC either as a participant in DTC or indirectly through organizations that are participants in DTC. This means that you will not receive a certificate for your Bonds, and Bonds will not be registered in your name except under certain limited circumstances described under the caption “Book-Entry System—Certificated Bonds.”

Trustee	HSBC Bank USA, National Association (formerly The Marine Midland Trust Company of New York).

Risk Factors	In considering whether to purchase the Bonds, you should carefully consider all of the information we have included or incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, you should consider the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement as well as the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference into this prospectus supplement.

RISK FACTORS

An investment in any of the Bonds will involve some degree of risk. You should be aware of and carefully consider the following risk factors and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission (“SEC”) and is incorporated by reference in this prospectus supplement. You should also read and consider all of the other information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether or not to purchase any of the Bonds. See “Forward-Looking Information” in this prospectus supplement and “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

You may be unable to sell your Bonds if a trading market for the Bonds does not develop.

The Bonds will be new securities for which there is currently no established trading market, and none may develop. We do not intend to apply to list the Bonds on any securities exchange or for quotation on any automated dealer quotation system. The liquidity of any market for the Bonds will depend on the number of holders of the Bonds, the outstanding amount of the Bonds, the interest of securities dealers in making a market in the Bonds, and other factors. Accordingly, we cannot assure you that a market for the Bonds will ever develop or be maintained or be liquid. The underwriters may make a market in the Bonds after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. If an active trading market does not develop, the market price and liquidity of the Bonds may be adversely affected. If the Bonds are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects, then-current ratings assigned to the Bonds, and the market for similar securities.

The rating of the Bonds could change after issuance which could affect the market price and marketability of the Bonds.

We had total debt of $1.437 billion as of March 31, 2009. We have estimated capital expenditure requirements of approximately $722 million in 2009 and $526 million in 2010. To finance these expenditures in part and to provide for debt maturities, we anticipate issuing $442 million of debt in 2009, of which $130 million was issued in January 2009. The $442 million amount includes $142 million that will be used to purchase outstanding Pollution Control Bonds for which the interest rate and interest period expire May 1, 2009. In 2010, we anticipate issuing $375 million of debt and have $186 million of debt maturities. Additional debt issued as first mortgage bonds will share equally and ratably with the lien on the Bonds offered hereby, and any other senior debt issued by us will be pari passu with the Bonds offered hereby with respect to our unsecured property.

Additionally, the posting of collateral, in the form of cash or letters of credit, that we are required to post to counterparties pursuant to existing purchased power and natural gas agreements to the extent wholesale power or natural gas prices decline, reduce our liquidity and may require us to incur additional debt. As of March 31, 2009, our liquidity, which consists of availability under our revolving credit facilities and cash and cash equivalents, totaled $307 million and our total collateral deposits had increased by $101 million since December 31, 2008 to $409 million.

Based on our future funding requirements, in January 2009, Standard and Poor’s revised its outlook on us from stable to negative, and our credit ratings may in the future be lower than our current or historical credit ratings. Differences in credit ratings would affect the interest rates charged on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to us.

We currently expect that, upon issuance, the Bonds will be rated A and Baa1 by S&P and Moody’s, respectively. Such ratings are limited in scope and do not address all material risks relating to an investment in the Bonds, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be decreased, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Holders of Bonds will have no recourse against us in the event of a change in or suspension or withdrawal of such ratings. Any decrease, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the Bonds.

You might not be able to fully realize the value of the liens securing the Bonds.

The value of the collateral might not be sufficient to satisfy all the obligations secured by the collateral.

Our obligations under the Bonds are secured by a lien on substantially all of our tangible utility property (except cash, securities, accounts receivable, motor vehicles, materials and supplies, fuel, certain minerals and mineral rights, property located outside of the states of Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada, and Alaska, and certain other property) subject to certain permitted encumbrances and limited exceptions. This lien is also for the benefit of all holders of other series of our first mortgage bonds. The value of the collateral security in the event of a liquidation will depend upon market and economic conditions, the availability of buyers, and other factors. We have not prepared or commissioned any independent appraisals of any of the property securing the Bonds in connection with this offering. Moreover, the discovery of existing conditions or future developments at or relating to our tangible utility property, including with respect to environmental or hazardous material matters, may reduce the value of the properties securing the Bonds. We cannot assure you that the proceeds of any sale of such assets following an acceleration of maturity of the Bonds would be sufficient to satisfy amounts due on the first mortgage bonds and the other debt secured by such assets. See “Description of the Bonds—Issuance of Additional Bonds.”

To the extent the proceeds of any sale of the collateral security were not sufficient to repay all amounts due on your Bonds, you would have only an unsecured claim against our remaining assets. By their nature, some or all such assets might be illiquid and might have no readily ascertainable market value. Likewise, we cannot assure you that such assets would be saleable or that there would not be substantial delays in their liquidation.

In addition, the Mortgage permits us (within limits described below under “Description of the Bonds”) to issue additional first mortgage bonds secured equally and ratably by the same assets used to secure your Bonds. This could reduce amounts payable to you from the proceeds of any sale of the collateral security.

Bankruptcy laws could limit your ability to realize value from the collateral.

The right of the Trustee to repossess and dispose of the collateral security upon the occurrence of an event of default under the Mortgage is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the Trustee repossessed and disposed of the collateral security. Under Title 11 of the United States Code (the “Bankruptcy Code”), a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral, including capital stock, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (i) how long payments under the Bonds could be delayed following commencement of a bankruptcy case, (ii) whether or when the collateral agent could repossess or dispose of the secured assets, or (iii) whether or to what extent holders of the Bonds would be compensated for any delay in payment or loss of value of the secured assets through the requirement of “adequate protection.”

The ability of the Trustee to effectively liquidate the collateral and the value received could be impaired or impeded by the need to obtain regulatory consents.

While we have all necessary consents to grant the security interests created by the Mortgage, any foreclosure thereon could require additional approvals that have not been obtained from state or federal regulators. We cannot assure you that these approvals could be obtained by the Trustee on a timely basis or at all. In the event of a liquidation, the Trustee may require approval from the Federal Energy Regulatory Commission prior to disposing of, and monetizing, certain security collateral subject to federal jurisdiction. The Trustee may also require state utility commission prior approval(s) if the Trustee seeks to sell, lease, assign, or transfer control or otherwise dispose of, and monetize, certain security collateral subject to state jurisdiction. A failure to gain the required approvals may preclude such dispositions, and any such dispositions done without approval may be considered void.

We may choose to redeem the Bonds prior to maturity.

We may redeem the Bonds at any time in whole, or from time to time in part, at the redemption price specified in this prospectus supplement. If prevailing interest rates are lower at the time of redemption, holders of the Bonds may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Bonds being redeemed. Our redemption right may also adversely affect holders’ ability to sell their Bonds.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The information in this prospectus supplement, the accompanying prospectus, and the other public filings incorporated by reference includes statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to expectations, beliefs, plans, objectives, estimates and assumptions for future operations, cash flows from operations, business prospects, the outcome of litigation and regulatory proceedings, growth in demand for energy, future capital expenditures, market conditions, long-term earnings growth, the cost, completion and benefits of capital projects, future events, liquidity, or performance, and other matters. Words or phrases such as “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will likely result,” “will continue,” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs, estimates, and projections are expressed in good faith and we believe that they have a reasonable basis including, without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, but we cannot assure you that our expectations, beliefs, estimates, or projections will be achieved or accomplished.

In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those discussed in forward-looking statements include the following:

•	governmental policies and regulatory audits, investigations, and actions, including those of the Federal Energy Regulatory Commission, or FERC, and the Oregon Public Utility Commission with respect to allowed rates of return, financings, electricity pricing and price structures, acquisition and disposal of assets and facilities, operation and construction of plant facilities, transmission of electricity, recovery of power costs and capital investments, and current or prospective wholesale and retail competition;

•	the outcome of legal and regulatory proceedings and issues, including, without limitation, the proceedings related to the Trojan Investment Recovery, the Pacific Northwest Refund proceeding, the Portland Harbor investigation, and other matters described in Note 18, Contingencies, in the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for fiscal year ended December 31, 2008;

•	the continuing effects of the ongoing deterioration of the economies of the state of Oregon, the United States and other parts of the world, including reductions in demand for electricity, impaired financial soundness of vendors and service providers and elevated levels of uncollectible customer accounts;

•	capital market conditions, including the recent credit crisis, interest rate volatility, severe reductions in demand for investment-grade commercial paper and the availability and cost of capital, as well as changes in our credit ratings, which could have an impact on our cost of capital and our ability to access the capital markets to support requirements for working capital, construction costs, and the repayments of maturing debt;

•	unseasonable or extreme weather and other natural phenomena, which, in addition to affecting our customers’ demand for power, could have a serious impact on our ability and cost to procure adequate supplies of fuel or power to serve our customers, and could increase our costs to maintain our generating facilities and transmission and distribution system;

•	operational factors affecting our power generation facilities, including forced outages, hydro conditions, wind conditions, and disruption of fuel supply;

•	wholesale energy prices and their impact on the availability and price of wholesale power in the western United States;

•	residential, commercial, and industrial growth and demographic patterns in our service territory;

•	future laws, regulations, and proceedings that could increase our costs or affect the operations of our thermal generating plants by imposing requirements for additional pollution control equipment or significant emissions fees or taxes, particularly with respect to coal-fired generation facilities, in order to mitigate carbon dioxide, mercury, and other emissions;

•	the effectiveness of our risk management policies and procedures and the creditworthiness of our customers and counterparties;

•	the failure to complete capital projects on schedule and within budget;

•	the effects of Oregon law related to utility rate treatment of income taxes, which may result in earnings volatility and adversely affect our results of operation;

•	the outcome of efforts to relicense our hydroelectric projects, as required by the FERC;

•	changes in, and compliance with, environmental and endangered species laws and policies;

•	the effects of climate change, including changes in the environment that may affect energy costs or consumption, increase our costs, or adversely affect our operations;

•	new federal, state, and local laws that could have adverse effects on operating results;

•	employee workforce factors, including aging, potential strikes, work stoppages, and transitions in senior management, including the recent retirement of our Chief Executive Officer and hiring of our new Chief Financial Officer;

•	general political, economic, and financial market conditions;

•	natural disasters and other natural risks, such as earthquake, flood, drought, lightning, wind, and fire;

•	acts of war or terrorism;

•	financial or regulatory accounting principles or policies imposed by governing bodies;

•	declines in the market prices for equity securities and increased funding requirements for defined benefit pension plans and other benefit plans; and

•	declines in wholesale power and natural gas prices, which would require us to issue additional letters of credit or post additional cash as collateral to counterparties pursuant to existing purchased power and natural gas agreements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges are calculated as follows:

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)

Income from continuing operations before income taxes	$121,825	$220,123	$107,240	$105,759	$146,325
Total fixed charges	111,589	98,682	91,846	85,330	84,803

Total earnings	$233,414	$318,805	$199,086	$191,089	$231,128

Fixed charges:
Interest expense	$90,257	$74,362	$68,932	$68,359	$68,661
Capitalized interest	6,184	9,596	8,482	3,717	2,880
Interest on long-term power contracts (PUDs)	10,010	9,552	9,927	8,634	8,549
Estimated interest factor in rental expense (1)	5,138	5,172	4,505	4,620	4,713

Total fixed charges	$111,589	$98,682	$91,846	$85,330	$84,803

Ratio of earnings to fixed charges	2.09	3.23	2.17	2.24	2.73

(1)	Interest factor in rental expense is estimated to equal 1/3 of such expense, which we consider a reasonable approximation of the interest factor.

USE OF PROCEEDS

The net proceeds from the sale of the Bonds, after deducting the underwriting discount and estimated expenses, will be approximately $297 million. The net proceeds from the sale of the Bonds will be used for general corporate purposes that are permitted under the Oregon Public Utility Commission Order relating to the offering. General corporate purposes will include funding capital expenditures and refinancing approximately $142 million of our Pollution Control Bonds due 2033 with interest rates between 5.2% and 5.45% to May 1, 2009.

DESCRIPTION OF THE BONDS

We will issue the Bonds under our Indenture of Mortgage and Deed of Trust dated July 1, 1945 (the “Original Mortgage”), between us and HSBC Bank USA, National Association (formerly The Marine Midland Trust Company of New York), as trustee (the “Trustee”), as supplemented and amended, including by a Sixty-second Supplemental Indenture with respect to the Bonds. The Original Mortgage, as so supplemented and amended, is referred to as the “Mortgage.”

The following summary of certain provisions of the Mortgage is not complete and may not contain all the information that is important to you. This summary is subject to, and is qualified in its entirety by reference to the Mortgage, including the defined terms contained therein. For additional information, you should refer to the Original Mortgage filed as an exhibit to our Amendment No. 1 to Registration Statement on Form 8, dated June 14, 1965, as amended by supplemental indentures filed as exhibits to our Registration Statement on Form S-3, dated June 1, 2007. The Sixty-second Supplemental Indenture will set forth the terms of the Bonds and will be filed as an exhibit to a Current Report on Form 8-K. The Mortgage has been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the Bonds.

This summary replaces in its entirety the information included under the caption “Description of the First Mortgage Bonds” in the accompanying prospectus.

General

The Bonds will be issued in an aggregate principal amount of $300,000,000 and we will not require payment of a service charge for any transfers or exchanges of the Bonds. We may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. We will have the right to issue additional first mortgage bonds under the Mortgage at any time, subject to the conditions described below under the caption “Issuance of Additional Bonds.”

We will issue the Bonds only in fully registered form without coupons. The Bonds will be issuable in denominations of $1,000 and multiples of $1,000 in excess thereof. The Bonds will be represented by permanent global securities registered in the name of DTC or its nominee. Under circumstances set forth in the Mortgage, we will issue individual certificates issued in definitive form, as described under “Book-Entry System—Certificated Bonds.” We will pay principal and interest on the global securities in immediately available funds to the registered holder, which will be DTC or its nominee.

Interest

The Bonds will mature on April 15, 2019. Interest on the Bonds will accrue at the rate of 6.10% per annum from April 16, 2009 or from the most recent interest payment date to which interest has been paid or provided for. We will make each interest payment on the Bonds semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2009. The record date for interest payable on any interest payment date shall be the fifteenth day, whether or not a business day, immediately preceding such interest payment date; provided, however, that interest payable at maturity (or, if applicable, upon redemption) will be payable to the person to whom the principal of the Bond shall be paid. Interest on the Bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a business day, the payment due on that interest payment date or the maturity date will be made on the next business day, without any interest or other payment in respect of such delay.

The principal payable at maturity (or, if applicable, upon redemption), and interest payable on each interest payment date and at maturity (or, if applicable, upon redemption), on each Bond will be paid in immediately available funds to the registered owner thereof at our office or agency currently located at HSBC Bank USA, National Association, 452 Fifth Avenue, New York, NY 10018 in the Borough of Manhattan, City of New York, with payment at maturity (or, if applicable, upon redemption) made against presentation of such Bond at such office or agency for cancellation. We may change the place of payment on the Bonds, appoint one or more additional paying agents (including us) and remove any paying agent, all at our discretion.

For information relating to payments on book-entry Bonds, please see the information provided under the caption “Book-Entry System—Book-Entry Format” below.

Optional Redemption

We may redeem the Bonds at any time, in whole or in part, upon no less than thirty and no more than sixty days prior written notice, at a redemption price equal to the greater of (a) 100% of the principal amount of such Bonds to be redeemed or (b) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest due on the Bonds to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, plus in each case accrued interest to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Bonds to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Bonds.

“Comparable Treasury Price” means (i) the average of four Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by us from among the Reference Treasury Dealers.

“Reference Treasury Dealer” means each of Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, plus two other financial institutions appointed by them at the time of any redemption, or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), the Independent Investment Banker shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealers at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

Any notice to holders of the Bonds of a redemption shall state, among other things, the redemption date, the principal amount of the Bonds to be redeemed, and the method of calculating the redemption price. Unless the Bonds are held in book-entry only form through the facilities of DTC, in which case DTC’s procedures for selection shall apply, if less than all of the Bonds are redeemed, the principal amount of the Bonds to be redeemed shall be allocated pro rata among all holders of such Bonds at the time outstanding. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day, without any interest or other payment in respect of such delay.

Unless we default in the payment of the redemption price, which includes accrued interest, if any, Bonds will cease to bear interest on the redemption date. We will pay the redemption price upon surrender of any Bonds for redemption.

Secured Obligations

The Bonds, when issued, will be our senior secured obligations and will be secured equally and ratably with all of our other first mortgage bonds now outstanding or hereafter issued under the Mortgage, by a first lien on substantially all of our now owned or hereafter acquired tangible utility property (except cash, securities, accounts receivable, motor vehicles, materials and supplies, fuel, certain minerals and mineral rights, property located outside of the states of Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada, and Alaska, and certain other property specified in the Mortgage), subject, however, to certain permitted encumbrances and various exceptions, reservations, limitations, and minor irregularities and deficiencies in title which will not interfere with the proper operation and development of the mortgaged property. We refer to this collateral security as “bondable public utility property.”

The term “permitted encumbrances” means as of any particular time any of the following:

•	liens for taxes, assessments, or governmental charges for the then current year and taxes, assessments, or governmental charges not then delinquent; and liens for taxes, assessments, or governmental charges already delinquent, but whose validity is being contested at the time by us in good faith by appropriate proceedings;

•	liens and charges incidental to construction or current operation which have not at such time been filed or asserted or the payment of which has been adequately secured or which, in the opinion of counsel, are insignificant in amount;

•	liens, securing obligations neither assumed by us nor on account of which we customarily pay interest directly or indirectly, existing, either at July 1, 1945, or as to property thereafter acquired, at the time of acquisition by us, upon real estate or rights in or relating to real estate acquired by us for substation, measuring station, regulating station, or transmission, distribution, or other right-of-way purposes;

•	any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract, or statute to purchase, or designate a purchaser of, or order the sale of, any of our property upon payment of reasonable compensation therefor or to terminate any franchise, license, or other rights or to regulate our property and business;

•	the lien of judgments covered by insurance or if not so covered, not exceeding at any one time $100,000 in aggregate amount;

•	easements or reservations in respect of any of our property for the purpose of rights-of-way and similar purposes, reservations, restrictions, covenants, party wall agreements, conditions of record, and other encumbrances (other than to secure the payment of money) and minor irregularities or deficiencies in the record evidence of title, which in the opinion of counsel (at the time of the acquisition of the property affected or subsequently) will not interfere with the proper operation and development of the property affected thereby;

•	any lien or encumbrance, moneys sufficient for the discharge of which have been deposited in trust with the Trustee or with the trustee or mortgagee under the instrument evidencing such lien or encumbrance, with irrevocable authority to the Trustee or to such other trustee or mortgagee to apply such moneys to the discharge of such lien or encumbrance to the extent required for such purposes; and

•	the lien reserved for rent and for compliance with the terms of the lease in the case of leasehold estates.

The Mortgage permits the acquisition of property subject to prior liens. However, no property subject to prior liens (other than purchase money liens) may be acquired (i) if at the date the property is acquired, the principal amount of indebtedness secured by prior liens, together with all of our other prior lien indebtedness, is greater than 10% of the aggregate principal amount of debt securities outstanding under the Mortgage, (ii) if at the date the property is acquired, the principal amount of indebtedness secured by prior liens is greater than 60% of the cost of such property to us, or (iii) in certain cases if the property had been used by another entity in a business similar to ours, unless the net earnings of such property meet certain tests.

We have covenanted, among other things,

•	to not issue debt securities under the Mortgage in any manner other than in accordance with the Mortgage;

•	except as permitted by the Mortgage, to keep the Mortgage a first priority lien on the property subject to it;

•	except as permitted by the Mortgage, to not suffer any act or thing whereby all of the properties subject to it might or could be impaired; and

•	in the event that we are no longer required to file reports with the SEC, and so long as the Bonds are outstanding, to furnish to the Trustee the financial and other information that would be required to be contained in the reports filed with the SEC on Forms 10-Q, 10-K, and 8-K if we were required to file such reports.

No Sinking Fund

The Bonds will not be subject to a sinking fund.

Replacement Fund

If the amount of the minimum provision for depreciation upon bondable public utility property (as defined above) exceeds the balance of property additions credits available in any year, we will pay the excess to the Trustee on May 1 of the following year by either payments in cash or by delivery of first mortgage bonds. The balance of property additions available for credit is the net of the aggregate property additions acquired or constructed by us from March 31, 1945, to the end of the calendar year for which the payment is due, less property additions that (i) have been previously made the basis for action or credit under the Mortgage or (ii) have been used as a credit on all previous replacement fund certificates. We may, at our election, credit against any deficiency in the replacement fund amount (i) available retirements of first mortgage bonds, (ii) certain expenditures on bondable public utility property subject to prior lien, and (iii) certain retirements of prior lien indebtedness. If those credits at any time exceed the replacement fund requirement, we may withdraw cash or first mortgage bonds held by the Trustee in the replacement fund. We may also reinstate available retirements of first mortgage bonds that we previously took as a credit against any replacement fund requirement. Cash deposited in the replacement fund may, at our option, be applied to the redemption or purchase of Bonds or, in certain circumstances, to the redemption or purchase of other first mortgage bonds. The redemptions of the Bonds would be at the then applicable regular redemption prices.

Minimum Provision for Depreciation

Under the Mortgage, there is a “minimum provision for depreciation” of bondable public utility property. The aggregate amount of the minimum provision for depreciation of bondable public utility property for any period after March 31, 1945, is $35,023,487.50 plus an amount for each calendar year or fraction of a year after December 31, 1966, equal to the greater of (i) 2% of depreciable bondable public utility property, as shown by our books as of January 1 of that year, as to which we were required to make appropriations to a reserve for depreciation or obsolescence or (ii) the amount we actually appropriated in respect of the depreciable bondable public utility property to a reserve for depreciation or obsolescence, in either case less an amount equal to the aggregate of (a) the amount of any property additions which we made as the basis for a sinking fund credit during the calendar year, and (b) 166 2/3% of the principal amount of any first mortgage bonds of any series which we credited against any sinking fund payment or which we redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment due during the calendar year. The property additions and first mortgage bonds referred to in (a) and (b) above become disqualified from being made the basis of the authentication and delivery of first mortgage bonds or any other further action or credit under the Mortgage. In addition, the minimum provision for depreciation shall also include (1) the amount of any property additions referred to in (a) above which after December 31, 1966, were made the basis for a sinking fund credit pursuant to the provisions of a sinking fund for first mortgage bonds of any series, and thereafter became “available additions” as a result of the fact that all first mortgage bonds of such series ceased to be outstanding, and (2) 166 2/3% of the principal amount of first mortgage bonds referred to in (b) above, which after December 31, 1966, were credited against any sinking fund payment, or were redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment for first mortgage bonds of any series, and thereafter became available retirements of first mortgage bonds as a result of the fact that all first mortgage bonds of such series ceased to be outstanding.

Issuance of Additional Bonds

Subject to the issuance restrictions described below, we may issue an unlimited amount of first mortgage bonds under the Mortgage. First mortgage bonds may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding, the following: (i) 60% of the amount of available additions; (ii) an amount of cash deposited with the Trustee; and/or (iii) the aggregate principal amount of available retirements of first mortgage bonds.

With certain exceptions in the case of (iii) above, the issuance of first mortgage bonds is subject to the amount of net earnings available for interest for 12 consecutive months within the preceding 15 months being at least twice the annual interest requirements on all first mortgage bonds to be outstanding and all prior lien indebtedness. Cash deposited with the Trustee pursuant to (ii) above may be (a) withdrawn in an amount equal to 60% of available additions, (b) withdrawn in an amount equal to the aggregate principal amount of available retirements of first mortgage bonds, or (c) applied to the purchase or redemption of first mortgage bonds.

At February 28, 2009, we had approximately $998 million of available additions and no available retirements of first mortgage bonds, which would be sufficient to permit the issuance of approximately $599 million in principal amount of additional first mortgage bonds and net earnings available for interest would permit the issuance of up to approximately $662 million in principal amount of additional first mortgage bonds (including the Bonds being offered hereby).

Available additions are determined, at any time, by deducting from the aggregate amount of property additions since March 31, 1945, (i) the greater of the aggregate amount of retirements of bondable public utility property not subject to a prior lien, or the aggregate amount of the minimum provision for depreciation upon bondable public utility property not subject to a prior lien since March 31, 1945, and (ii) the aggregate amount of available additions theretofore made the basis for action or credit under the Mortgage. Property additions taken as a credit against the replacement fund requirement are not deemed to be “made the basis for action or credit.”

Dividend Restrictions

So long as any of the Bonds, or any of the first mortgage bonds authenticated under the Mortgage are outstanding, we will be subject to the following restrictions:

•	we may not pay or declare dividends (other than stock dividends) or other distributions on our common stock, and

•	we may not purchase any shares of our capital stock (other than in exchange for or from the proceeds of other shares of our capital stock),

in either case if the aggregate amount distributed or expended after December 31, 1944, would exceed the aggregate amount of our net income, as adjusted, available for dividends on our common stock accumulated after December 31, 1944.

At December 31, 2008, in excess of $1 billion of accumulated net income was available for payment of dividends under this provision.

Release and Substitution of Property

Property subject to the lien of the Mortgage may (subject to certain exceptions and limitations) be released only upon the substitution of cash, purchase money obligations, or certain other property or upon the basis of available additions or available retirements of bonds.

Subject to the terms and conditions contained in the Mortgage, we:

•	may, at any time, without the consent of the Trustee, sell, exchange, or otherwise dispose of, free from the lien of the Mortgage, any property subject to the lien of the Mortgage, which has become worn out, unserviceable, undesirable, or unnecessary for use in the conduct of our business; upon replacing or modifying such property, such replacement or modified property shall without further action become subject to the lien of the Mortgage;

•	may, at any time, sell, exchange, or dispose of any property (except cash, securities, or other personal property pledged or deposited with or required to be pledged or deposited with the Trustee), and the Trustee shall release such property from the operation and lien of the Mortgage upon receipt by the Trustee of certain documents and, subject to certain exceptions, cash in an amount equal to the fair value of such property;

•	shall, in the event any property is taken by the exercise of the power of eminent domain or otherwise purchased or ordered to be sold by any governmental body, deposit with the Trustee the award for or proceeds of any property so taken, purchased or sold, and such property shall be released from the lien of the Mortgage;

•	may, at any time, without the consent of the Trustee, sell, exchange, or otherwise dispose of any property (except cash, securities, or other personal property pledged or deposited with or required to be pledged or deposited with the Trustee) subject to the lien of the Mortgage which is no longer used or useful in the conduct of our business, provided the fair values of the property so sold, exchanged, or otherwise disposed of in any one calendar year shall not exceed $50,000 and cash in an amount equal to the fair value of the property is deposited with the Trustee; and

•	may, in lieu of depositing cash with the Trustee as required above, deliver to the Trustee purchase money obligations secured by a mortgage on the property to be released or disposed of, a certificate of the trustee or other holder of a prior lien on any part of the property to be released stating that a specified amount of cash or purchase money obligations have been deposited with such trustee or other holder, or certain other certificates from us.

Subject to certain conditions specified in the Mortgage, moneys deposited with the Trustee may be:

•	withdrawn by us to the extent of available additions and available first mortgage bond retirements;

•	withdrawn by us in amount equal to the lower of cost or fair value of property additions acquired or constructed by us; and

•	used to purchase or redeem first mortgage bonds of any series.

Notwithstanding the foregoing, proceeds of a sale or disposition of substantially all of our electric properties at Portland, Oregon, may be applied only to the retirement of first mortgage bonds outstanding under the Mortgage.

Modification of the Mortgage

Under the Mortgage, our rights and obligations and the rights of the holders of the Bonds may be modified with the consent of the holders of 75% in aggregate principal amount of the outstanding first mortgage bonds, including the consent of holders of 60% in aggregate principal amount of the first mortgage bonds of each series affected by the modification. No modification of the principal or interest payment terms, no modification permitting the creation of any lien not otherwise permitted under the Mortgage, and no modification reducing the percentage required for modifications, will be effective without the consent of the holders of all first mortgage bonds then outstanding. The Mortgage may also be modified in various other respects not inconsistent with the Mortgage and which do not adversely affect the interests of the holders of bonds.

Defeasance

We may deposit with the Trustee in trust, at any time prior to maturity, cash sufficient to pay or redeem all or any portion of the Bonds, such cash amount to equal principal and interest to maturity or the date of redemption, as applicable, on the Bonds to be so repaid or redeemed. Upon defeasance in whole of the Bonds, we may request that the trust estate revert to us, in which case the Bonds will be cancelled, the trust estate will so revert, and the interest of the holders of the Bonds in the trust estate shall cease. In the case of defeasance of a portion of the Bonds only, upon deposit of funds sufficient to pay or redeem such Bonds (together with, in the case of a partial redemption, documentation required pursuant to the terms of the Mortgage), the Bonds identified for repayment or redemption, as the case may be, shall cease to be entitled to the benefit of the lien of the Mortgage (except the right to receive the funds so deposited), such Bonds shall be deemed not to be outstanding under the Mortgage, and interest on such Bonds shall cease to accrue.

Consolidation, Merger, and Conveyance of Assets

The terms of the Mortgage do not preclude us from merging or consolidating with, or from transferring all of the trust estate substantially as an entirety to, a corporation lawfully entitled to acquire and operate our utility assets (a “successor corporation”), provided that the lien and security of the Mortgage and the rights and powers of the Trustee and the holders of the Bonds continue unimpaired. Any such merger, consolidation, or transfer, if it involves a successor corporation owning property subject to existing liens, must comply with the requirements of the Mortgage relating to the acquisition of property subject to a prior lien, which requirements are described in the third paragraph under “Secured Obligations” above. At or before the time of any such merger, consolidation, or transfer permitted by the Mortgage, the successor corporation must execute and record a supplemental indenture with the Trustee pursuant to which the successor corporation assumes all of our obligations under the Mortgage and agrees to pay the Bonds in accordance with their terms. Thereafter, the successor corporation will have the right to issue additional first mortgage bonds under the Mortgage in accordance with its terms, and all such first mortgage bonds shall have the same legal rank and security as the Bonds and the other first mortgage bonds issued under the Mortgage. Property acquired by the successor corporation after a merger, consolidation, or transfer described above shall not be subject to the lien of the Mortgage unless expressly made a part of the trust estate pursuant to a supplemental indenture.

The Mortgage does not contain any provisions that afford holders of Bonds special protection in the event that we consummate a highly leveraged transaction; however, the Bonds would continue to be entitled to the benefit of a first priority lien on the property subject to the Mortgage (other than property acquired by us subject to a prior lien) as described above.

Defaults and Notice

Each of the following will constitute a default:

•	failure to pay the principal when due;

•	failure to pay interest for 60 days after it is due;

•	failure to deposit any sinking or replacement fund payment for 60 days after it is due;

•	certain events in bankruptcy, insolvency, or reorganization of us; and

•	failure to perform any other covenant in the Mortgage that continues for 60 days after being given written notice, including the failure to pay any of our other indebtedness.

The Trustee may withhold notice to the holders of first mortgage bonds of any default (except in payment of principal, interest, or any sinking or purchase fund installment) if it in good faith determines that withholding notice is in the interest of the holders of the first mortgage bonds issued under the Mortgage.

If an event of default occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the first mortgage bonds may declare the entire principal and accrued interest due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the first mortgage bonds can annul the declaration and its consequences.

No holder of first mortgage bonds may enforce the lien of the Mortgage, unless (i) it has given the Trustee written notice of default, (ii) the holders of 25% of the first mortgage bonds have requested the Trustee to act and have offered the Trustee reasonable indemnity, and (iii) the Trustee has failed to act within 60 days. The holders of a majority in principal amount of the first mortgage bonds may direct the time, method, and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee.

Evidence to be Furnished to the Trustee

Compliance with Mortgage provisions is evidenced by the written statements of our officers or persons we selected and paid. In certain cases, opinions of counsel and certificates of an engineer, accountant, appraiser, or other expert (who in some instances must be independent) must be furnished. Various certificates and other papers are required to be filed annually and upon the occurrence of certain events, including an annual certificate with respect to compliance with the terms of the Mortgage and the absence of defaults.

Concerning the Trustee

HSBC Bank USA, National Association (formerly The Marine Midland Trust Company of New York) is the Trustee under the Mortgage. The holders of a majority in principal amount of the outstanding first mortgage bonds issued under the Mortgage may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Mortgage provides that if default occurs (and it is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Mortgage at the request of any holder of securities issued under the Mortgage, unless that holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability, or expense, and then only to the extent required by the terms of the Mortgage. The Trustee may resign from its duties with respect to the Mortgage at any time or may be removed by us. If the Trustee resigns, is removed, or becomes incapable of acting as Trustee or a vacancy occurs in the office of the Trustee for any reason, a successor Trustee shall be appointed in accordance with the provisions of the Mortgage.

Governing Law

The Mortgage and the first mortgage bonds issued thereunder are governed by, and construed in accordance with, the laws of the state of New York, except to the extent the Trust Indenture Act of 1939 otherwise applies.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Bonds. This discussion is a summary for general information only and does not contain a complete analysis of all aspects of U.S. federal tax that may be relevant to the purchase, ownership and disposition of the Bonds. This discussion only applies to Bonds that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not describe all of the tax considerations that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders that are subject to special rules, such as:

•	traders or dealers in securities or commodities;

•	tax-exempt organizations;

•	banks and other financial institutions;

•	thrifts;

•	insurance companies;

•	persons that hold the Bonds as part of a “straddle,” “hedge,” or “conversion transaction”;

•	U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar;

•	persons subject to the alternative minimum tax;

•	pass-through entities (e.g., partnerships and grantor trusts) or investors who hold the Bonds through pass-through entities; and

•	certain former citizens or residents of the United States.

In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders that purchase the Bonds for cash at their initial “issue price” (i.e., the initial offering price to the public, excluding bond houses and brokers, at which a substantial amount of the Bonds is sold) and does not discuss tax considerations that may be relevant to subsequent purchasers of the Bonds. It does not address the effect of the federal alternative minimum tax or describe any tax consequences arising out of the tax laws of any state, local, or foreign jurisdiction.

This discussion is based upon the Code, regulations of the Treasury Department, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect). We have not and will not seek any rulings or opinions from the IRS or counsel regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership, or disposition of the Bonds that are different from those discussed below.

This summary is not, and should not be construed to be, legal or tax advice to any particular investor. Persons considering purchasing the Bonds should consult their own tax advisors concerning the application of U.S. federal tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, and the possible effect of changes in applicable tax law to their particular situations.

U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a “U.S. holder,” which for purposes of this discussion means a beneficial owner of a Bond that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect prior to 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

In the case of a holder of the Bonds that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of the Bonds to a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partnership. A beneficial owner that is a partnership holding the Bonds and partners in such a partnership should consult their own tax advisors.

Taxation of Stated Interest.  Stated interest on the Bonds generally will be includable in the income of a U.S. holder as ordinary interest income:

•	when it accrues, if the U.S. holder uses the accrual method of accounting for U.S. federal income tax purposes; or

•	when received, if the U.S. holder uses the cash method of accounting for U.S. federal income tax purposes.

Optional Redemption.  We may redeem the Bonds, in whole or in part, at our option (see “Description of the Bonds—Optional Redemption”), in which case we may be obligated to pay an amount in excess of 100% of the principal amount of the Bonds. In general, a debt instrument is considered to have “original issue discount” for U.S. federal income tax purposes if it is issued for a price that is less than its “stated redemption price at maturity.” The “stated redemption price at maturity” of a debt instrument generally is the sum of all payments required under the debt instrument other than payments of stated interest that is unconditionally payable at least annually at a single fixed rate. A U.S. holder of a debt instrument with original issue discount generally is required to include in gross income the amount of original issue discount as it accrues, in accordance with a constant yield method, without regard to the timing of the receipt of cash payments attributable to this income. The Treasury regulations relating to original issue discount provide generally that the issuer of a debt instrument is deemed to not exercise an option if the issuer’s failure to exercise the option would minimize the yield on the debt instrument. Pursuant to these Treasury regulations, we believe that the option to redeem should be deemed not exercised for purposes of calculating the yield and maturity of the Bonds. Thus, we believe that the existence of the option to redeem should not cause the Bonds to be considered to have original issue discount for U.S. federal income tax purposes. The tax consequences upon our redemption of the Bonds are described below under “—Sale or Other Taxable Disposition of Bonds.”

Sale or Other Taxable Disposition of Bonds.  A U.S. holder generally must recognize taxable gain or loss on the sale, redemption or other taxable disposition of a Bond. The amount of a U.S. holder’s gain or loss will equal the difference between the amount received for the Bond (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the Bond (which will be treated as ordinary interest income to the extent not previously included in gross income), and the U.S. holder’s adjusted tax basis in the Bond. A U.S. holder’s initial tax basis in a Bond generally equals the price the U.S. holder paid for the Bond.

Any such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the holder held the Bond for more than one year prior to the sale or other taxable disposition. Long-term capital gain of certain noncorporate U.S. holders currently is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.  U.S. holders of Bonds may be subject, under certain circumstances, to information reporting and backup withholding on payments of principal and interest and on the gross proceeds from dispositions of the Bonds. Backup withholding applies only if the U.S. holder:

•	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number;

•	has been notified by the IRS that it is subject to backup withholding for failure to report properly interest or dividends; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules generally is allowable as a credit against such U.S. holder’s U.S. federal income tax liability, and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

We will furnish annually to the IRS, and to record holders of the Bonds to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the Bonds.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Bond that is neither a U.S. holder nor a partnership or other pass-through entity for U.S. federal income tax purposes (a “non-U.S. holder”).

Non-U.S. holders should consult their tax advisors about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described below.

Taxation of Stated Interest.  Subject to the discussion of backup withholding below, payments of interest on a Bond to any non-U.S. holder generally will not be subject to U.S. federal income or withholding tax if:

•	the non-U.S. holder is not:

•	an actual or constructive owner of 10% or more of the total voting power of the voting stock of PGE;

•	a controlled foreign corporation related (directly or indirectly) to PGE through stock ownership; or

•	a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•	we or our paying agent receives:

•	from the non-U.S. holder, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury, which provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is a non-U.S. person; or

•	from a security clearing organization, bank or other financial institution that holds the Bonds in the ordinary course of its trade or business (a “financial institution”) on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) as applicable.

If a non-U.S. holder cannot satisfy the foregoing requirements, payments of interest made to such non-U.S. holder generally will be subject to 30% U.S. withholding tax unless such non-U.S. holder provides us or our agent with a properly executed (i) IRS Form W-8BEN claiming an exemption for or reduction of the withholding tax under the benefit of a tax treaty, or (ii) IRS Form W-8ECI stating that interest paid on a Bond is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

If interest on a Bond is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), such interest generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons (and, in the case of a corporate non-U.S. holder, may also be subject to a 30% branch profits tax, or lower rate provided by a tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax if the holder provides us or the paying agent with appropriate certification as described above.

Sale or Other Taxable Disposition of Bonds.  Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale, redemption or other disposition of a Bond generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States (and, if required by a tax treaty, is attributable to a permanent establishment or fixed base in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Information Reporting and Backup Withholding.  In general, payments we make to a non-U.S. holder in respect of the Bonds will be reported annually to the IRS. Copies of these information returns also may be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

Treasury regulations provide that the U.S. federal backup withholding tax (currently at a rate of 28%) and certain information reporting will not apply to payments of interest with respect to which either (i) the requisite certification that a non-U.S. holder is not a U.S. person, as described above, has been received or (ii) an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the sale, redemption or other disposition of the Bonds to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possibly backup withholding unless a non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the sale, redemption, or other disposition of the Bonds to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the sale, redemption or other disposition of the Bonds to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, Treasury Regulations require information reporting (but generally not backup withholding) unless the broker has documentary evidence in its files that the beneficial owner is a non-U.S. holder and the broker has no knowledge, or reason to know, to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, provided that the requisite information is timely provided to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR CIRCUMSTANCES. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF BONDS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAWS.

BOOK-ENTRY SYSTEM

We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The Bonds initially will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC’s nominee or another nominee designated by DTC.

You may hold your interests in a global security through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the Bonds, DTC or such nominee will be considered the sole owner and holder of the Bonds for all purposes of the Bonds and the Mortgage. Except as provided below, owners of beneficial interests in the Bonds will not be entitled to have the Bonds registered in their names, will not receive or be entitled to receive physical delivery of the Bonds in definitive form and will not be considered the owners or holders of the Bonds under the Mortgage, including for purposes of receiving any reports that we or the Trustee deliver pursuant to the Mortgage. Accordingly, each person owning a beneficial interest in a Bond must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Bonds.

Unless and until we issue the Bonds in fully certificated form under the limited circumstances described below under the heading “—Certificated Bonds”:

•	you will not be entitled to receive physical delivery of a certificate representing your interest in the Bonds;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or its nominee, as the registered holder of the Bonds, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the Bonds. The Bonds will be issued as fully registered securities registered in the name of Cede & Co. or another nominee designated by DTC. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation, and Fixed Income Clearing Corporation. DTCC is owned by users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in the Bonds, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

Purchases of the Bonds under DTC’s system must be made by or through direct participants, which will receive a credit for the Bonds on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the Bonds, except as provided below in “—Certificated Bonds.”

To facilitate subsequent transfers, all Bonds deposited with DTC are registered in the name of a nominee designated by DTC. The deposit of Bonds with DTC and their registration in the name of such nominee has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Bonds. DTC’s records reflect only the identity of the direct participants to whose accounts such Bonds are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the Trustee will pay interest and principal payments to the nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Bonds. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to Bonds on your behalf. We and the Trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Trustee will not recognize you as a holder of any Bonds under the Mortgage and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Bond if one or more of the direct participants to whom the Bond is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge Bonds to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Bonds.

Certificated Bonds

Unless and until exchanged, in whole or in part, for Bonds in definitive form in accordance with the terms of the Bonds, the Bonds may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or nominee of DTC to a successor of DTC or a nominee of such successor. The global security will be exchangeable for corresponding certificated bonds registered in the name of persons other than DTC or its nominee only if (i) DTC (a) notifies us that it is unwilling or unable to continue as a depositary for any of the global bonds or (b) at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934, (ii) there shall have occurred and be continuing an event of default with respect to the Bonds or (iii) we have executed and delivered to the Trustee an order that the global security will be so exchangeable.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, have severally agreed to purchase from us the following respective principal amounts of Bonds listed opposite their name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Principal
Underwriters	Amount of Bonds

Deutsche Bank Securities Inc.	$105,000,000
Wachovia Capital Markets, LLC	$105,000,000
Banc of America Securities LLC	$30,000,000
BNY Mellon Capital Markets, LLC	$30,000,000
U.S. Bancorp Investments, Inc.	$30,000,000

Total	$300,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the Bonds offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Bonds offered by this prospectus supplement if any of these Bonds are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the Bonds to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the Bonds. The underwriters may allow, and these dealers may re-allow, a concession of not more than 0.25% of the principal amount of the Bonds to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $400,000.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

The Bonds are a new issue of securities with no established trading market. The Bonds will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Bonds after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Bonds or that an active public market for the Bonds will develop. If an active public trading market for the Bonds does not develop, the market price and liquidity of the Bonds may be adversely affected.

In connection with the offering, the underwriters may purchase and sell the Bonds in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater principal amount of Bonds than they are required to purchase in the offering. The underwriters may close out any short position by purchasing Bonds in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the Bonds in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of the Bonds made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased Bonds sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the Bonds. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Bonds. As a result, the price of the Bonds may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking, and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Affiliates of all of the underwriters are lenders under our revolving credit facilities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. In addition, our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our web site at www.portlandgeneral.com. However, information on our web site is not incorporated into this prospectus supplement or our other SEC filings and is not a part of this prospectus supplement or those filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and information that we file later with the SEC will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. This prospectus supplement incorporates by reference the documents incorporated in the accompanying prospectus at the time the registration became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC.

Accordingly, we incorporate by reference the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we filed with the SEC on February 25, 2009;

•	Those portions of the definitive proxy statement for our 2009 annual meeting of shareholders, filed on April 3, 2009 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Current Reports on Form 8-K, which we filed with the SEC on January 16, 2009, January 28, 2009, and March 6, 2009 (with respect to Item 8.01 and Exhibits 1.1, 5.1, and 23.1 thereto); and

•	All documents filed by us in accordance with Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of an offering under this prospectus, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, without charge, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct requests for such copies to:

Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204
Attention: Assistant Treasurer
Telephone: (503) 464-8322

In reviewing any agreements included as exhibits to the registration statement relating to this offering or to other SEC filings incorporated by reference into this prospectus supplement, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our common stock.

LEGAL MATTERS

Certain legal matters with respect to the Bonds offered by this prospectus supplement will be passed upon for us by Stoel Rives LLP, Portland, Oregon, and J. Jeffrey Dudley, our General Counsel. As of March 31, 2009, Mr. Dudley owned 1,360 shares of our common stock, which number excludes up to 27,188 shares underlying restricted stock units and dividend equivalent rights awarded to Mr. Dudley that may vest after March 31, 2009, assuming maximum payouts under performance-based awards. Pursuant to various stock and employee benefit plans, Mr. Dudley is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The financial statements incorporated into this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Portland General Electric Company

Common Stock

First Mortgage Bonds

We may offer and sell from time to time, in one or more offerings, shares of our common stock and first mortgage bonds.

In addition, selling shareholders to be named in a prospectus supplement may offer our common stock from time to time.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We and any selling shareholder may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol “POR.” The prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2007.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus, any prospectus supplement, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable.

Prospectus

i

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell common stock and first mortgage bonds as described in this prospectus, in one or more offerings, and selling shareholders to be named in a prospectus supplement may, from time to time, sell our common stock in one or more offerings.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. This prospectus provides you with a general description of the common stock and first mortgage bonds that we, or selling shareholders, may offer. Each time we sell common stock or first mortgage bonds or selling shareholders sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the common stock or first mortgage bonds offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, file reports and other information with the SEC. Our file number with the SEC is 1-5532-99. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “PGE,” “we,” “our” or “us” refer to Portland General Electric Company and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information provided in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

Information regarding forward-looking statements

Some of the statements included in this prospectus and the other public filings incorporated by reference herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements of expectations, beliefs, plans, objectives, assumptions or future events or performance. Words or phrases such as “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will likely result,” “will continue,” or similar expressions identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis including, without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, but there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

In addition to other factors and matters discussed elsewhere in this prospectus or incorporated by reference, some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

•	governmental policies and regulatory investigations and actions, including those of the Federal Energy Regulatory Commission, or FERC, and the Public Utility Commission of Oregon with respect to allowed rates of return, financings, electricity pricing and rate structures, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of net variable power costs and other capital investments, and present or prospective wholesale and retail competition;

•	the effects of Oregon law related to utility rate treatment of income taxes (SB 408), which may result in earnings volatility and adverse effects on operating results;

•	events related to City of Portland, Oregon investigations with regard to rates charged by PGE, and any attempt by the City of Portland to set rates for our customers located within the City of Portland;

•	final resolution of matters related to the Bonneville Power Administration Residential Exchange program payments;

•	changes in weather, hydroelectric, and energy market conditions, which could affect our ability and cost to procure adequate supplies of fuel or purchased power to serve our customers;

•	wholesale energy prices (including the effect of FERC price controls) and their effect on the availability and price of wholesale power purchases and sales in the western United States;

•	the completion of major generating plants on schedule and within budget;

•	weather conditions that directly influence customer demand for electricity and damage to our facilities from major storms;

•	the effectiveness of our risk management policies and procedures and the creditworthiness of customers and counterparties;

•	operational factors affecting our power generation facilities;

•	increasing national and international concerns regarding global warming and proposed regulations that could result in requirements for additional pollution control equipment or significant emissions fees or taxes, particularly with respect to coal-fired generation facilities, to mitigate carbon dioxide and other gas emissions, including regional haze and mercury emissions affecting the company’s thermal generating plants;

•	changes in, and compliance with, environmental and endangered species laws and policies;

•	financial or regulatory accounting principles or policies imposed by governing bodies;

•	residential, commercial and industrial growth and demographic patterns in our service territory;

•	the loss of any significant customer, or changes in the business of a major customer, that may result in changes in demand for our services;

•	our ability to access the capital markets to support requirements for working capital, construction costs and the repayment of maturing debt;

•	capital market conditions, including interest rate fluctuations and capital availability;

•	changes in our credit ratings, which could have an impact on the availability and cost of capital;

•	new federal, state and local laws that could have adverse effects on operating results;

•	legal and regulatory proceedings and issues;

•	employee workforce factors, including strikes, work stoppages and the loss of key executives;

•	general political, economic and financial market conditions; and

•	terrorist activities.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Portland General Electric Company

Portland General Electric Company, incorporated in the State of Oregon in 1930, is a single, integrated electric utility engaged in the generation, purchase, transmission, distribution and retail sale of electricity in the State of Oregon. Our service area is located entirely within Oregon and includes 52 incorporated cities, of which Portland and Salem are the largest, within a state-approved service area allocation of approximately 4,000 square miles. We estimate that at the end of 2006 our service area population was approximately 1.6 million, comprising about 43% of the state’s population. At March 31, 2007, we served approximately 796,000 retail customers. Additionally, as part of our regulated business we participate in the western wholesale marketplace selling electricity and natural gas to utilities and energy marketers in order to balance our supply of power to meet the needs of retail customers. We operate as a single segment, with revenues and costs related to our business activities maintained and analyzed on a total electric operations basis.

Our principal executive offices are located at 121 SW Salmon Street, Portland, Oregon 97204. Our telephone number is (503) 464-8000. Our web site is www.portlandgeneral.com. Information contained on our web site does not constitute a part of this prospectus.

Use of proceeds

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes. To the extent any shares of our common stock are being offered for the account of selling shareholders, we will not receive any of the proceeds from the sale of such shares.

Description of common stock

The following summary is not complete. You should refer to the applicable provisions of our Amended and Restated Articles of Incorporation and our Fourth Amended and Restated Bylaws and to Oregon corporate law for a complete understanding of the terms and rights of our common stock.

General

Our Amended and Restated Articles of Incorporation provide that we have authority to issue up to 80,000,000 shares of common stock, no par value. Our common stock is listed and traded on the New York Stock Exchange under the ticker symbol “POR.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Voting rights

Except as otherwise provided by law or our Articles of Incorporation, and subject to the rights of holders of any outstanding shares of our preferred stock, all of the voting power of our shareholders is vested in the holders of our common stock, and each holder of common stock has one vote for each share on all matters voted upon by our shareholders. Our Articles of Incorporation do not provide for cumulative voting for the election of directors.

Dividend Rights

Except as otherwise provided by law, regulatory restriction or the Articles of Incorporation, and subject to the rights of holders of any outstanding shares of our preferred stock, holders of our common stock shall be entitled to receive dividends when and as declared by the Board of Directors out of any funds legally available for the payment of dividends.

Preemptive rights

Holders of our common stock do not have any preemptive or other rights to subscribe for, purchase or receive any proportionate or other amount of our common stock or any securities of the company convertible into our common stock upon the issuance of our common stock or any such convertible securities.

Liquidation rights

If we were voluntarily or involuntarily liquidated, dissolved or wound up, the holders of our outstanding shares of common stock would be entitled to share in the distribution of all assets remaining after payment of all of our liabilities and after satisfaction of prior distribution rights and payment of any distributions owing to holders of any outstanding shares of our preferred stock.

Liability for calls and assessments

The outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Shareholder action

Except as required by law, a majority of the shares of our common stock entitled to be voted at a meeting constitutes a quorum for the transaction of business at a meeting. Each matter, other than the election of directors, is decided by a majority of votes cast. Directors are elected by a plurality of votes cast by the shares entitled to vote in an election at a meeting at which a quorum is present. Special meetings of our shareholders may be called by our Chairman of the Board, our Chief Executive Officer, our President or by our Board of Directors, and shall be called by our President (or in the event of absence, incapacity or refusal of our President, by our Secretary or any other officer) upon the signed written request of the holders of not less than 10 percent (unless our Articles of Incorporation provide otherwise) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Except as otherwise provided by law or in our Articles of Incorporation, and subject to restrictions on the taking of shareholder action without a meeting under applicable law or the rules of a national securities association or exchange, action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be required to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

Provisions with possible anti-takeover effects

An Oregon company may provide in its articles of incorporation or bylaws that certain control share and business combination provisions in the Oregon Business Corporation Act do not apply to its shares. We have not opted-out of these provisions.

Oregon Control Share Act. We are subject to Sections 60.801 through 60.816 of the Oregon Business Corporation Act, known as the “Oregon Control Share Act.” The Oregon Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation, in a transaction that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation, cannot vote the shares it acquires in the acquisition. An acquiror is broadly defined to include companies or persons acting as a group to acquire the shares of the Oregon corporation. This restriction does not apply if voting rights are given to the control shares by:

•	a majority of the outstanding voting shares, including shares held by the company’s officers and employee directors; and

•	a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the company’s officers and employee directors.

In order to retain the voting rights attached to acquired shares, this vote would be required when an acquiror’s holdings exceed 20% of the total voting power, and again at the time the acquiror’s holdings exceed 33 1/3% and 50%, respectively.

The acquiror may, but is not required to, submit to the target company an “acquiring person statement” including specific information about the acquiror and its plans for the company. The acquiring person statement may also request that the company call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. If the acquiror’s control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.

Oregon Business Combination Act. We are also subject to Sections 60.825 through 60.845 of the Oregon Business Corporation Act, known as the “Oregon Business Combination Act.” The Oregon Business Combination Act governs business combinations between Oregon corporations and a person or entity that acquires 15% or more of the outstanding voting stock of the corporation, thereby becoming an “interested shareholder.” The Oregon Business Combination Act generally provides that the corporation and the interested shareholder, or any affiliated entity of the interested shareholder, may not engage in business combination transactions for three years following the date the person acquired the shares. Business combination transactions for this purpose include:

•	a merger or plan of exchange;

•	any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation’s assets or outstanding capital stock; and

•	transactions that result in the issuance or transfer of capital stock of the corporation to the interested shareholder.

•	These business combination restrictions do not apply if:

•	the board of directors approves the business combination or the transaction that resulted in the shareholder acquiring the shares before the acquiring shareholder acquires 15% or more of the corporation’s voting stock;

•	as a result of the transaction in which the person acquired the shares, the acquiring shareholder became an interested shareholder and owner of at least 85% of the outstanding voting stock of the corporation, disregarding shares owned by employee directors and shares owned by certain employee benefits plans; or

•	the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation at an annual or special meeting of shareholders, disregarding shares owned by the interested shareholder, approve the business combination after the acquiring shareholder acquires 15% or more of the corporation’s voting stock.

Description of first mortgage bonds

The first mortgage bonds will be issued under and secured by the Indenture of Mortgage and Deed of Trust, dated July 1, 1945, between Portland General Electric Company and HSBC Bank USA, National Association as successor to The Marine Midland Trust Company of New York, as trustee, as supplemented and amended by supplemental indentures. We refer to the original mortgage, as so supplemented and amended, as the Mortgage. The first mortgage bonds that we may issue under the Mortgage are referred to as the bonds.

The following description is a summary of material provisions of the Mortgage. The summary is not complete. We have filed the original mortgage and each of the supplemental indentures amending the mortgage and the form of a new supplemental indenture for the issuance of new bonds (referred to in this prospectus as the supplemental indenture) as exhibits to the registration statement of which this prospectus is a part. You should read the Mortgage, the supplemental indentures and the form of new supplemental indenture because those documents, and not this description, define your rights as a holder of the bonds.

Secured obligations

The bonds when issued will be secured, equally and ratably with all of the bonds now outstanding or hereafter issued under the Mortgage, by a first lien on substantially all of our now owned or hereafter acquired property (except cash, securities, contracts and accounts receivable, motor vehicles, materials and supplies, fuel, certain minerals and mineral rights and certain other assets) subject, however, to certain permitted encumbrances and to various exceptions, reservations, reversions, easements and minor irregularities and deficiencies in title which will not interfere with the proper operation and development of the mortgaged property.

The Mortgage permits the acquisition of property subject to prior liens. However, no property subject to prior liens (other than purchase money liens) may be acquired (a) if at the date the property is acquired the principal amount of indebtedness secured by prior liens, together with all of our other prior lien indebtedness, is greater than 10% of the aggregate principal amount of debt securities outstanding under the Mortgage, or (b) if at the date the property is acquired the principal amount of indebtedness secured by prior liens is greater than 60% of the cost of such property to us, or (c) in certain cases if the property had been used by another entity in a business similar to ours, unless the net earnings of such property meet certain tests.

The term “bondable public utility property,” as defined in the Mortgage, means specified types of tangible property, including property in the process of construction that is owned or may be acquired by us and subject to the lien of the Mortgage, which is located in the States of Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada and Alaska.

We have covenanted, among other things,

•	to not issue debt securities under the Mortgage in any manner other than in accordance with the Mortgage;

•	except as permitted by the Mortgage, to keep the Mortgage a first priority lien on the property subject to it; and

•	except as permitted by the Mortgage, to not suffer any act or thing whereby all of the properties subject to it might or could be impaired.

The Mortgage does not contain any provisions that afford holders of bonds special protection in the event of a highly leveraged transaction by us; however the bonds would continue to be entitled to the benefit of a first priority lien on the property subject to the Mortgage as described above. Any special provisions applicable to the bonds will be set forth in a prospectus supplement with respect to the bonds.

Redemption and purchase of bonds

A prospectus supplement will disclose any provisions for the redemption or purchase of any particular series of bonds. Under the Mortgage, the proceeds of the sale or other disposition of substantially all of our electric properties in Portland, Oregon must be applied only to the retirement of bonds. Cash deposited under any provision of the Mortgage (with certain exceptions) may be applied to the purchase of the bonds.

Sinking fund provisions

We may establish a sinking fund for the benefit of a particular series of bonds. If a sinking fund is established we will be required to deposit with the trustee at certain specified times sufficient cash to redeem a percentage of or the whole series. The prospectus supplement with respect to that series will state the price or prices at which, and the terms and conditions upon which, the bonds will be redeemed. The prospectus supplement will also set forth the percentage of securities of the series to be redeemed.

Replacement fund

If the amount of depreciation upon bondable public utility property (as defined above) exceeds property additions in any year, we will pay the excess to the trustee on May 1 of the following year, by either payments in cash or by delivery of bonds. We will take credit against the amount to be paid for property additions acquired or constructed by us from March 31, 1945 to the end of the calendar year for which the payment is due. We will not, however, take credit for property additions or available additions that have been previously made the basis for credit under the Mortgage or any other replacement fund. We may, at our election, credit against the replacement fund amount (1) available retirements of bonds, (2) certain expenditures on bondable public utility property subject to prior lien and (3) certain retirements of prior lien indebtedness. If those credits at any time exceed the replacement fund requirement, we may withdraw cash or bonds held by the trustee in the replacement fund. We may also reinstate available retirements of bonds that we previously took as credit against any replacement fund requirement. Cash deposited in the replacement fund may, at our option, be applied to the redemption or purchase of bonds. Those redemptions would be at the then applicable regular redemption prices.

Minimum provision for depreciation

Under the Mortgage there is a “minimum provision for depreciation” of bondable public utility property. The aggregate amount of the minimum provision for depreciation of bondable public utility property for any period after March 31, 1945 is $35,023,487.50 plus an amount for each calendar year or fraction of a year after December 31, 1966 equal to the greater of (1) 2% of depreciable bondable public utility property, as shown by our books as of January 1 of that year, as to which we were required to make appropriations to a reserve for depreciation or obsolescence or (2) the amount we actually appropriated in respect of the property to a reserve for depreciation or obsolescence, in either case less an amount equal to the aggregate of (a) the amount of any property additions which we made the basis for a sinking fund credit during the calendar year, and (b) 166 2/3% of the principal amount of any bonds of any series which we credited against any sinking fund payment or which we redeemed in anticipation of, or out of moneys paid to the trustee on account of, any sinking fund payment during the calendar year. The property additions and bonds referred to in (a) and (b) above become disqualified from being made the basis of the authentication and delivery of bonds or any other further action or credit under the Mortgage. In addition, the minimum provision for depreciation shall also include (i) the amount of any property additions referred to in (a) above which after December 31, 1966 were made the basis for a sinking fund credit pursuant to the provisions of a sinking fund for bonds of any series, and thereafter became “available additions” as a result of the fact that all bonds of such series ceased to be outstanding, and (ii) 166 2/3% of the principal amount of bonds referred to in (b) above, which after December 31, 1966 were credited against any sinking fund payment, or were redeemed in anticipation of, or out of moneys paid to the trustee on account of, any sinking fund payment for bonds of any series, and thereafter became available retirements of bonds as a result of the fact that all bonds of such series ceased to be outstanding.

Issuance of additional bonds

We may issue an unlimited amount of bonds under the Mortgage so long as the additional bonds are issued from time to time on the basis of any combination of (1) 60% of available property additions, (2) the deposit of cash or (3) available retirements of bonds. With certain exceptions in the case of (3) above, the issuance of bonds is subject to net earnings available for interest for 12 consecutive months within the preceding 15 months being at least twice the annual interest requirements on all bonds to be outstanding and all prior lien indebtedness. Cash deposited with the trustee pursuant to (2) above may be (a) withdrawn in an amount equal to 60% of available additions, (b) withdrawn in an amount equal to available retirements of bonds or (c) applied to the purchase or redemption of bonds.

Available additions are determined, at any time, by deducting from the aggregate amount of property additions since March 31, 1945 (1) the greater of the aggregate amount of retirements since March 31, 1945 or the aggregate amount of the minimum provision for depreciation upon bondable public utility property not subject to a prior lien since March 31, 1945, and (2) the aggregate of available additions theretofore made the basis for action or credit under the Mortgage. Property additions taken as a credit against the replacement fund requirement are not deemed to be “made the basis for action or credit.”

Dividend restrictions

So long as any of the offered bonds, or any of the bonds authenticated under the Mortgage are outstanding, we will be subject to the following restrictions:

•	we may not pay or declare dividends (other than stock dividends) or other distributions on our common stock, and

•	we may not purchase any shares of our capital stock (other than in exchange for or from the proceeds of other shares of our capital stock),

if the aggregate amount distributed or expended after December 31, 1944 would exceed the aggregate amount of our net income, as adjusted, available for dividends on our common stock accumulated after December 31, 1944.

Release and substitution of property

Property subject to the lien of the Mortgage may (subject to certain exceptions and limitations) be released only upon the substitution of cash, purchase money obligations or certain other property or upon the basis of available additions or available retirements of bonds.

Modification of the mortgage

Under the Mortgage our rights and obligations and the rights of the holder may be modified with the consent of the holders of 75% in aggregate principal amount of the outstanding bonds, including 60% of the bonds of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. The Mortgage may also be modified in various other respects not inconsistent with the Mortgage and which do not adversely affect the interests of the holders of bonds.

Defaults and notice

Each of the following will constitute a default:

•	failure to pay the principal when due;

•	failure to pay interest for 60 days;

•	failure to deposit any sinking, replacement or improvement fund payment when due;

•	certain events in bankruptcy, insolvency or reorganization of PGE; and

•	failure to perform any other covenant in the Mortgage that continues for 60 days after being given written notice.

The trustee may withhold notice to the holders of bonds of any default (except in payment of principal, interest or any sinking or purchase fund installment) if it in good faith determines that withholding notice is in the interest of the holders of the bonds issued under the Mortgage.

If an event of default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the bonds may declare the entire principal and accrued interest due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the bonds can annul the declaration.

No holder of bonds may enforce the lien of the Mortgage, unless (i) it has given the trustee written notice of default, (ii) the holders of 25% of the bonds have requested the trustee to act and have offered the trustee reasonable indemnity and (iii) the trustee has failed to act within 60 days. If they provide this reasonable indemnification, the holders of a majority in principal amount of the bonds may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee.

Evidence to be furnished to the trustee

Compliance with Mortgage provisions is evidenced by the written statements of our officers or persons we selected and paid. In certain cases, opinions of counsel and certificates of an engineer, accountant, appraiser or other expert (who in some instances must be independent) must be furnished. Various certificates and other papers are required to be filed annually and upon the occurrence of certain events, including an annual certificate with respect to compliance with the terms of the Mortgage and the absence of defaults.

Interest and payment

The prospectus supplement will set forth:

•	the interest rate or rates or the method of determination of the interest rate or rates of the bonds;

•	the date or dates on which the interest is payable; and

•	the office or agency in the Borough of Manhattan, City and State of New York at which interest will be payable.

Concerning the trustee

HSBC Bank USA, National Association, formerly The Marine Midland Trust Company of New York, is the trustee under the Mortgage. The holders of a majority in principal amount of the outstanding bonds issued under the Mortgage may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Mortgage provides that if default occurs (and it is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Mortgage at the request of any holder of securities issued under the Mortgage, unless that holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense, and then only to the extent required by the terms of the Mortgage. The trustee may resign from its duties with respect to the Mortgage at any time or may be removed by us. If the trustee resigns, is removed from or becomes incapable of acting as trustee or a vacancy occurs in the office of the trustee for any reason, a successor trustee shall be appointed in accordance with the provisions of the Mortgage.

Governing law

The Mortgage provides that it and any bonds issued thereunder are governed by, and construed in accordance with, the laws of the State of New York, except to the extent the Trust Indenture Act of 1939 otherwise applies.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. In addition, our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our web site at www.portlandgeneral.com. However, information on our web site is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

This prospectus is part of a registration statement filed by us with the SEC. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we or selling shareholders may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated above, or from us.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which we filed with the SEC on March 2, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which we filed with the SEC on May 3, 2007;

•	Current Reports on Form 8-K, which we filed with the SEC on January 23, 2007, February 20, 2007, February 28, 2007, March 13, 2007, April 12, 2007, April 19, 2007, May 22, 2007 and May 31, 2007;

•	The description of our common stock contained in Item 1 of our Form 8-A filed with the SEC on March 31, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, including any amendment filed for the purpose of updating such description; and

•	All documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of an offering under this prospectus, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, without charge, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct requests for such copies to:

Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204
Attention: Kristin Stathis, Assistant Treasurer
Telephone: (503) 464-8322

Legal matters

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Douglas R. Nichols, our General Counsel, and Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C., will pass upon certain legal matters for us in connection with the securities offered by this prospectus. As of June 1, 2007, Mr. Nichols owned no shares of our common stock. Pursuant to various stock and employee benefit plans, Mr. Nichols is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of common stock.

Experts

The financial statements and management’s report on the effectiveness of internal control over financial reporting included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 which is incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include an explanatory paragraph regarding the adoption, on December 31, 2006, of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We, the selling shareholder and the underwriters have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable. The selling shareholder and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.